
<ARTICLE> 5
<LEGEND>
This schedule contains summary financial information extracted from Financial
Information for MMH Holdings, Inc. and Morris Material Handling, Inc.. These statements should be read in conjunction with the audited combined financial statements and notes thereto of the Material Handling Equipment Business of Harnischfeger Industries, Inc. ("HII") for each of the three years in the period
</LEGEND>
<MULTIPLIER> 1,000

<PERIOD-TYPE>                   6-MOS                   3-MOS
<FISCAL-YEAR-END>                          OCT-31-1998             OCT-31-1998
<PERIOD-START>                             NOV-01-1997             NOV-01-1997
<PERIOD-END>                               APR-30-1998             JAN-31-1998
<CASH>                                           2,825                       0
<SECURITIES>                                         0                       0
<RECEIVABLES>                                   80,192                       0
<ALLOWANCES>                                     1,401                       0
<INVENTORY>                                     35,338                       0
<CURRENT-ASSETS>                                 4,093                       0
<PP&E>                                          64,437                       0
<DEPRECIATION>                                (24,993)                       0
<TOTAL-ASSETS>                                 289,696                       0
<CURRENT-LIABILITIES>                           63,908                       0
<BONDS>                                        254,696                       0
<PREFERRED-MANDATORY>                           89,443                       0
<PREFERRED>                                          0                       0
<COMMON>                                             0                       0
<OTHER-SE>                                   (121,152)                       0
<TOTAL-LIABILITY-AND-EQUITY>                   289,845                       0
<SALES>                                        157,249                  80,761
<TOTAL-REVENUES>                               157,172                  81,208
<CGS>                                          115,172                  58,519
<TOTAL-COSTS>                                   29,514                  15,154
<OTHER-EXPENSES>                                 3,061<F1>               2,264<F2>
<LOSS-PROVISION>                                     0                       0
<INTEREST-EXPENSE>                             (4,151)                 (3,306)
<INCOME-PRETAX>                                  6,077                   1,965
<INCOME-TAX>                                   (2,446)                   (454)
<INCOME-CONTINUING>                              3,669                   1,530
<DISCONTINUED>                                       0                       0
<EXTRAORDINARY>                                      0                       0
<CHANGES>                                            0                       0
<NET-INCOME>                                     3,669                   1,530
<EPS-PRIMARY>                                        0                       0
<EPS-DILUTED>                                        0                       0

<F1>As a result of the Recapitalization, the Company experienced a series of non-recurring employee benefit costs. These costs included severance costs associated with restructuring the Company's United Kingdom manufacturing operation and incentives to certain members of management. The Company's former parent, not the Company, is responsible for making those incentive payments. The severance costs were approximately $0.7 million and the incentives to management were approximately $1.2 million.

Parent management fees allocated by HII (prior to the Recapitalization) which represented an allocation of HII's corporate expenses were $1.2 million and $1.4 million for the First Half 1998 and First Half 1997, respectively.
<F2>The Company experienced significant non-recurring employee benefit costs relating to severance costs associated with restructuring the Company's United Kingdom manufacturing operation and incentives to certain members of management to remain with the Company after the Recapitalization. These costs, Totaling $1.8 million, were incurred in the Second Quarter 1998. There was no corresponding amount incurred in Second Quarter 1997.

Parent management fees allocated by HII (prior to Recapitalization) which represented an allocation of HII's corporate expenses were $0.5 million and $0.8 for the Second Quarter 1998 and Second Quarter 1997, respectively.

